Exhibit 99.1

DRAPER OAKWOOD TECHNOLOGY ACQUISITION, INC. CLASS A COMMON STOCK, WARRANTS AND RIGHTS TO COMMENCE TRADING SEPARATELY ON OCTOBER 12, 2017

NEW YORK, NY, October 10, 2017 – Draper Oakwood Technology Acquisition, Inc. (the “Company”) (NASDAQ: DOTAU) today announced that the holders of the Company’s units may elect to separately trade the Class A common stock, warrants and rights underlying the units commencing on October 12, 2017.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units that are not separated will continue to trade on the NASDAQ Capital Market under the symbol “DOTAU” and the Class A common stock, the warrants and the rights are expected to trade under the symbols “DOTA,” “DOTAW” and “DOTAR,” respectively.

The units were initially offered by the Company in an underwritten offering.  EarlyBirdCapital, Inc., acted as sole book-running manager and I-Bankers Securities, Inc. acted as co-manager of the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on September 14, 2017.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York NY 10017.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Carla Cox

Draper Oakwood Technology Acquisition, Inc.

(713) 213-7061

carla@draperoakwood.com